Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
July 12, 2017	Century	City Paris
	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
Selecta Biosciences, Inc.	Hong Kong	Shanghai
480 Arsenal Way	Houston	Silicon Valley
Watertown, MA 02472	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:	Registration Statement on Form S-3; 3,167,921
shares of common stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Selecta Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement (as defined below) of 3,167,921 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Shares include (i) 3,088,791 shares of Common Stock issued by the Company to the Selling Stockholders on June 27, 2017 (the “Common Shares”) and (ii)  79,130 shares of Common Stock issuable upon the exercise of a warrant issued by the Company to one of the Selling Stockholders (the “Warrant Holder”) on June 27, 2017 (the “Warrant,” and the shares of Common Stock issuable upon exercise of the Warrant, the “Warrant Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on July 12, 2017 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.             The issue and sale of the Common Shares have been duly authorized by all necessary corporate action of the Company, and the Common Shares are validly issued, fully paid and non-assessable.

2.             The issue of the Warrant Shares has been duly authorized by all necessary corporate action of the Company, and when the Warrant Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant Holder, and have been issued by the Company upon exercise of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion 2, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Validity of the Common Stock.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP